Exhibit 99.1

Barclay Road announces a reverse split of 50:1

Montreal, QC -- February 15th -- Barclay Road Corp. (Other OTC: BCYR.PK) announced that on February 15, 2008, Barclay Road, Inc., a Wyoming corporation (the “Company”) received stockholder consent from the holders of more than 50% of the shares entitled to vote in a vote of shareholders, consent for the approval of authorizing the Company to effect a reverse split of the Company’s common stock, with no par value at a ratio of up to one for five hundred. On February 15, 2008, the Company’s Board of Directors approved the implementation of a reverse stock split at a ratio of one-for-fifty.

No Certificate of Amendment to its Certificate of Incorporation with the Wyoming Secretary of State is needed to effect the reverse stock split.

On February 22, 2008, at 5:00 p.m. Eastern Time, the reverse stock split shall become effective. At that time, each fifty (50) outstanding shares of common stock of the Company will be combined into and automatically become one (1) outstanding shares of common stock of the Company. The reverse stock split is expected to reduce the number of outstanding shares of the Company’s common stock from approximately 525,000,000 shares to approximately 10,500,000 shares. No fractional shares will be issued in connection with the reverse stock split, all fractional shares that would have resulted from the reverse split shall be rounded up to the next whole share.

Located in Montreal, Quebec, Barclay Road, Inc. is an entertainment and media company; they also own publishing company Lifetime Books. Barclay Road has recently filed their 10-12G with the SEC and is considered a current filer with PinkSheets.com.

SAFE HARBOR STATEMENT

Forward-looking Statements

Except for historical matters contained herein, the matters discussed in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements reflect numerous assumptions and involve risks and uncertainties that may affect Barclay Road, Inc. and its subsidiary businesses and prospects and cause actual results to differ materially from these forward-looking statements. Among the factors that could cause actual results to differ are: Barclay Road, Inc.'s operating history, competition, low barriers to entry, reliance on strategic relationships, rapid technological changes, inability to complete transactions on favorable terms and those risks discussed in the Company's filings.

Contact Information:           Investor Relations
IR@barclayroad.com
www.barclayroad.com
Barclay Road, Inc.
514 807 5245